PRESS RELEASE

China BAK to Raise $20.6 Million in Registered Direct Offering

Shenzhen, China – October 22, 2009 – China BAK Battery, Inc. (“China BAK” or “BAK”) (Nasdaq: CBAK) today announced that it has entered into definitive agreements with certain accredited investors to sell in a registered direct offering 5,790,000 units, each unit consisting of one share of common stock and a warrant to purchase 0.25 of a share of common stock, at a price of $3.55 per unit under its Form S-3 Registration Statement resulting in gross proceeds to the Company of approximately $20.6 million, before deducting placement agent fees and expenses of the offering. The warrants may be exercised at $3.90 per share. The warrants, if not exercised, will expire 24 months from the closing date.

The closing is subject to certain customary closing conditions and is expected to occur on October 27, 2009.

Proceeds from the offering will be used primarily for the repayment of short term debt, capital expenditures and general working capital.

Cowen and Company, LLC, a subsidiary of Cowen Group, Inc. (NASDAQ: COWN), acted as the exclusive placement agent for the transaction.

About China BAK Battery, Inc.

China BAK Battery, Inc. is one of the largest manufacturers of lithium-based battery cells in the world, as measured by production output. It produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, notebook computers and portable consumer electronics, such as digital media devices, portable media players, portable audio players, portable gaming devices, and PDAs. China BAK Battery, Inc.’s 3.0-million-square-foot facilities are located in Shenzhen and Tianjin, PRC, and have been recently expanded to produce new products.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All "forward-looking statements" relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: risks related to our business and risks related to operating in China. Please refer to our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q for specific details on our risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company's actual results could differ materially from those contained in the forward-looking statements. The company undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any jurisdiction. The securities may be offered only by means of a prospectus. Copies of the final prospectus supplement and accompanying prospectus relating to this offering may be obtained from Cowen and Company, LLC c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department (631) 254-7106, or from China BAK (BAK Industrial Park, No. 1 BAK Street, Kuichong Town, Longgang District, Shenzhen, 518119, People’s Republic of China, fax +86-755-89770527).

For more information, please contact:

Tracy Li
Tel: +86-755-8977-0093
Email: IR@bak.com.cn